UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JACKSONVILLE BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On November 10, 2010, the following was mailed to Jacksonville Bancorp, Inc. shareholders:

November 10, 2010

Dear Shareholder:

The Special Meeting of Shareholders of Jacksonville Bancorp, Inc. was convened on November 9, 2010 and adjourned until November 15, 2010 in order to provide shareholders additional time to vote on Proposal 2A.  All other business was transacted at the meeting.

Proposal 2A is to increase the number of authorized shares of the Company’s capital and preferred stock.  Although 92.88% of the shares that were actually voted at the meeting on this proposal voted FOR the share increase, we did not receive the required vote of two-thirds of the total outstanding shares necessary to pass this proposal.

Our records indicate that we have not yet received your proxy.  Regardless of the number of shares you own, it is important that your shares are represented.  Since the reconvened meeting is scheduled to be held in only a few days, please take a moment to vote your shares now while the polls are open.  Voting by telephone or the Internet will expedite the process and will ensure that your shares are represented at the meeting.  The instructions are listed on the enclosed proxy card / voting instruction form along with your control number, a toll-free number and the website.

Please be reminded that the Board of Directors, as set forth in the Proxy Statement previously sent to you, recommends a vote FOR this proposal.  Thank you for your anticipated cooperation and continued support.

Sincerely,

Price W. Schwenck
Chief Executive Officer
and Corporate Secretary

Enclosures